City National Rochdale Funds
Rule 10f-3 Worksheet

1.	Issuer
Verizon Communications Inc.
2.	Date of purchase:
3/13/17
3.	Underwriter from whom purchased:
Bank of America
4.	Name of Affiliated Broker-Dealer (as defined in the Rule
10f-3 Procedures) managing or participating in syndicate
(attach list of all members of syndicate):
Royal Bank of Canada
5.	Aggregate principal amount of purchase:
$1.5mm Par
6.	Aggregate principal amount of offering:
$1.85Bn Par
7.	Purchase price (Net of fees and expenses):
$99.487
8.	Date offering commenced:
3/13/17
9.	Offering price at close of first full business day on which
any sales are made:
$99.51
10.	Commission, spread or profit:
+110 bps
11.	Have the following conditions been satisfied:

YES
NO
a.	Registered Public Offerings:  The securities are a part
of an issue registered under the Securities Act of 1933, which is being offered to the public:
Yes

b.	Rule 144A Offerings:  The securities are (i) offered or
sold in transactions exempt from registration under
section 4(2) of the 1934 Act, Rule 144A thereunder, or Rules 501- 508 thereunder; (ii) the securities are sold to qualified institutional buyers, as defined in Rule
144(a)(1); and (iii) the securities are eligible for resale to other qualified institutional buyers pursuant to Rule
144A.

No
c.	In respect of any securities other than municipal
securities, the issuer of such securities has been in continuous operation for not less than three years
(including the operations of predecessors).
Yes

d.	The securities were purchased prior to the end of the
first day on which any sales were made, at a price that was not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities (except, in the case of an Eligible Foreign Offering, for any rights to purchase that are required by law to be granted to existing security holders of the issuer), provided, however, that if the securities were offered for subscription upon exercise of rights, the securities were purchased on or before the fourth day preceding the day on which the rights offering terminated.
Yes

e.	The underwriting was a firm commitment
underwriting.
Yes

f.	The commission, spread or profit was reasonable and
fair in relation to that being received by others for underwriting similar securities during the same period.
Yes

g.	The amount of securities of any class of such issue
purchased by all of the series of the Fund advised by the Adviser, all investment companies advised by the Adviser, and all accounts with respect to which the Adviser has investment discretion if the Adviser exercised such investment discretion with respect to the purchase, did not exceed 25% of the principal amount of the offering of such class or if purchased in a Rule 144A Offering, 25% of the total of: (i) the principal amount of the offering of such class sold by underwriters or members of the selling syndicate to qualified institutional buyers as defined in Rule
144A(a)(1) plus (ii) the principal amount of the offering of such class in any concurrent public offering.
Yes

h.	No Affiliated Underwriter was (i) a direct or indirect
participant or benefited directly or indirectly from, the purchase; or (ii) in respect to the purchase of Eligible
Municipal Securities, such purchase is not designated as a group sale or otherwise allocated to the account of any person from whom this paragraph prohibits the purchase.
Yes

Approved:
s/s F. Michael Gozzillo

Date:
March 14, 2017
Board of Trustees Review Date:
May 18, 2017







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